Exhibit 99.01

          Cepheid Reports Second Quarter and Six Months 2004 Results

 Six Month Total Revenues Increase by 135% Driven by 171% Increase in Product
                                    Sales

            Gross Margin Dollars on Product Sales Increase by 201%

    SUNNYVALE, Calif., Aug. 4 /PRNewswire-FirstCall/ -- Cepheid (Nasdaq: CPHD) today announced financial results for the quarter and six months ended
June 30, 2004.
    Product sales for the quarter ended June 30, 2004 increased 229% to approximately $10.5 million from approximately $3.2 million for the corresponding prior year period while product sales for the six months period ended June 30, 2004 increased 171% to approximately $17.1 million from $6.3 million for the corresponding prior year period. The increase in product sales for both the quarter and six months ended June 30, 2004 as compared to the corresponding prior year periods was due to a 347% and 375% increase, respectively, in reagent and disposable sales and to a 201% and 135% increase, respectively, in instrument sales.
    Total revenues for the quarter ended June 30, 2004 increased 175% to approximately $11.3 million compared to approximately $4.1 million for the corresponding prior year period, while total revenues for the six months ended June 30, 2004 increased 135% to $18.5 million from $7.9 million for the corresponding prior year period. The increase in total revenue for both the quarter and six months ended June 30, 2004 as compared to the corresponding prior year periods was due to the increase in product sales, which was driven in large part by sales related to the United States Postal Service Bio-hazard Detection System, and, to a lesser extent, Life Sciences and Clinical Genetic Assessment product sales. Other revenues of $0.8 million and $1.4 million for the quarter and six months ended June 30, 2004, respectively, was primarily derived from the amortization of up-front license fees and fees related to research and development services in connection with the Company's collaboration with bioMerieux.
    Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and six months ended June 30, 2004 increased by 229% and 201%, respectively, as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended June 30, 2004 remained constant at 42% compared to the corresponding prior year period and increased to 47% for the six months ended June 30, 2004 as compared to 42% for the corresponding prior year period. The increase of 5% in product gross margin in the six months ended June 30, 2004, as compared to the corresponding prior year period, was primarily due to a change in product mix to higher gross margin products, partially offset by the increase in royalty and license costs resulting from the new license agreement with Applera. Product gross margin percentage remained constant for both the quarters ended June 30, 2004 and 2003 primarily due to an increase in royalty and license costs resulting from the new license agreement with Applera, which offset a change in product mix to higher gross margin products. Gross margin on product sales for future quarters is expected to continue to be impacted by higher royalties related to license arrangements with Applera and Roche, but are expected to remain within the range of management's guidance as previously provided.
    Net loss for the quarter and six months ended June 30, 2004 was approximately $3.7 million, or $0.09 per share and $7.9 million, or $0.20 per share, respectively, compared to a net loss of approximately
$4.4 million, or $0.14 per share and $9.1 million, or $0.29 per share for the corresponding prior year periods.
    "The Company achieved key strategic and operating objectives during the second quarter," stated John Bishop, Cepheid's Chief Executive Officer.
    "Strategically, we entered into significant license arrangements with Applera Corporation, through Applied Biosystems (ABI) and Celera Diagnostics, and with F. Hoffmann-La Roche Ltd. (Roche). These licenses provide us with rights to exploit our technology base across the range of applications that we envision developing in our strategic plan.
    The patent license agreement with Applera Corporation, through Applied Biosystems (ABI) and Celera Diagnostics, is a non-exclusive worldwide license to make, use and sell the Company's products under Applera's patent rights. Under the license agreement, we agreed to pay a license fee and ongoing royalties on sales of products incorporating the licensed patents based on the field of use. In addition we paid $1.3 million in back royalties, which we accrued and included in operating expenses in the first quarter of 2004.
    The patent license agreement with F. Hoffmann-La Roche Ltd. (Roche), effective July 1, 2004, is a non-exclusive worldwide license to make, use and sell the Company's products under Roche's various patent rights covering PCR and Real Time-PCR. Under the license agreement, we agreed to pay a license fee and ongoing royalties on sales of products incorporating the licensed patents based on the field of use.
    License fees for both licenses total $32.2 million, of which $12.5 million will be paid in 2004, $11.0 million will be paid in 2005, and $8.7 million will be paid in 2006.
    These licenses clear our path to the Clinical Genetic Assessment market, and in that regard, during the quarter we added a Vice President of Clinical Affairs to the executive management team with the appointment of Kerry J. Flom, Ph.D. The ability to effectively and efficiently complete the clinical trials associated with planned clinical product development is extremely important. Dr. Flom brings a wealth of experience and a successful track record in designing and effectively completing product clinical trials.
    On an operating basis, we had a very strong quarter with resumption of deployment of the Northrop Grumman Bio-hazard Detection System (BDS) within various processing centers of the United States Postal Service (USPS) and associated sales of our GeneXpert(R) modules and anthrax test cartridges. We also had a strong quarterly performance on sales of our products to customers in the Life Sciences and Clinical Genetic Assessment markets.
    We initiated market launches at the American Society of Microbiology meeting during the week of May 24, 2004 which included: the IDI-MRSA test for use on the SmartCycler(R) System; the SmartCycler family of higher throughput systems specifically set up for simultaneous analysis of 16, 32, 48 and 64 tests; and the GeneXpert System for use in the BioThreat market along with the anthrax test cartridge and a manual sample collection kit. The market launches received favorable responses, particularly the MRSA test and the GeneXpert anthrax test. We expect product shipments to begin for the GeneXpert System and for the IDI-MRSA test in the third quarter."
    Organizationally, Kurt Petersen Ph.D., our current President and CTO, will be leaving the Company as an active employee effective August 31, 2004. Dr. Petersen was one of the founders of Cepheid and will continue to serve on the Board of Directors and as a consultant to the Company. We appreciate the contributions Kurt has made over the years and look forward to continuing to work with him in his new role.

    2004 Outlook
    Commenting on Cepheid's outlook for the remainder of 2004, Mr. Bishop stated:
    "We expect to see continued growth in the Life Sciences and Clinical Genetic Assessment markets. We expect to initiate shipment of six different ASR products for use with infectious disease organisms on the SmartCycler System in the third and fourth quarters. In the Biothreat segment, we expect ongoing Phase I deployment of the BDS units within the USPS and shipment of the GeneXpert System to potential initial individual accounts in the third quarter. Further, we expect to be in clinical trials for our first 510k product, for Group-B Strep (GBS) on the GeneXpert System. Market launch of the GeneXpert GBS is expected in the first half of 2005.
    We continue to expect our 2004 product sales to be in the range of $42.0 million to $46.0 million, based on Phase I sales for the USPS program and sales expected from other existing and new products. Our gross profit margin on product sales for 2004 is expected to improve over that achieved in 2003. We also continue to expect our 2004 net loss to be in the range of $10.5 million to $12.5 million or $0.25 to $0.30 per share based on actual weighted average shares outstanding of 41.7 million as of June 30, 2004."
     As of June 30, 2004, the Company had $69.3 million in unrestricted cash.

     Conference Call Information
     Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-240-6709 (domestic) or 303-262-2131 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.
    After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through August 4, 2005. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through August 12, 2004; the conference ID is 11004501. The replay will be available after 5:30 pm (Eastern).

    About Cepheid
    Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

    This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future product releases, future revenues, future gross margin, future net losses and other financial data, Cepheid's cash needs, the status of the USPS BDS, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, whether the BDS performs to specifications; development and manufacturing problems, including with respect to the GeneXpert system and reagents; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; our ability to successfully obtain regulatory approvals and introduce new products in the clinical market; the performance and market acceptance of new products; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2003 and "Factors that Might Affect Future Results" in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.
    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

     CONTACTS:
     At the Company:
     John L. Bishop                         John R. Sluis
     CEO, Cepheid                           CFO, Cepheid
     408.541.4191                           408.541.4191
     john.bishop@cepheid.com                john.sluis@cepheid.com

     At Financial Relations Board:
     Cynthia Martin                         Tricia Ross
     Media Contact                          Investor/Analyst Information
     312.640.6741                           310-407-6540
     cmartin@financialrelationsboard.com    tross@financialrelationsboard.com


                                   CEPHEID

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                    (in thousands, except per share data)

                                          Quarter Ended    Six Months Ended
                                             June 30,          June 30,
                                          2004     2003     2004     2003
     Revenues:
      Instrument sales                  $7,720   $2,565   $12,584    $5,359
      Reagent and disposable sales       2,749      615     4,533       955
       Product sales                    10,469    3,180    17,117     6,314
      Contract revenues                    807        4     1,420        36
      Grant and government sponsored
       research revenue                      9      920         9     1,533
       Total revenues                   11,285    4,104    18,546     7,883
     Costs and operating expenses:
      Cost of product sales              6,113    1,857     9,131     3,665
      Research and development           3,864    3,926     7,494     7,569
      Selling, general and
       administrative                    4,434    2,738     7,501     5,718
      Expense contingency for patent
       related matter                       --       --     1,264        --
      Collaboration profit sharing         607       --     1,032        --
       Total costs and operating
        expenses                        15,018    8,521    26,422    16,952
     Loss from operations               (3,733)  (4,417)   (7,876)   (9,069)
     Other expenses, net                    22       (5)       18       (41)
     Net loss                          $(3,711) $(4,422)  $(7,858)  $(9,110)

     Basic and diluted net loss
      per share                         $(0.09)  $(0.14)   $(0.20)   $(0.29)
     Shares used in computing basic
      and diluted net loss per share    41,713   32,410    40,211    31,901


                                   CEPHEID

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                 June 30,     December 31,
                                                   2004           2003
                               ASSETS           (unaudited)        (1)
     Current assets:
      Cash and cash equivalents                   $69,305       $18,510
      Accounts receivable                           7,636         3,504
      Collaboration receivable                         --         5,000
      Inventory                                     5,733         5,088
      Prepaid expenses and other current assets     1,121           650
     Total current assets                          83,795        32,752
     Property and equipment, net                    9,186         8,071
     Intangible assets, net                        11,679            47
     Restricted cash                                  688           688
     Total assets                                $105,348       $41,558

                LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
      Accounts payable                             $3,781        $1,823
      Accrued compensation                          2,077         1,604
      Accrued other liabilities                     4,306         2,350
      Current portion of deferred revenue           4,673         3,239
      Current portion of license fees payable       4,312            --
      Current portion of equipment financing        2,098         1,897
     Total current liabilities                     21,247        10,913
     Long-term portion of deferred revenue          7,143         8,095
     Long-term portion of license fees payable      3,941            --
     Equipment financing, less current portion      1,886         1,978
     Deferred rent                                    553           497
     Commitments
     Shareholders' equity:
      Preferred stock                                  --            --
      Common stock                                151,051        92,694
      Additional paid-in capital                    7,506         7,501
      Accumulated other comprehensive loss            (14)          (13)
      Accumulated deficit                         (87,965)      (80,107)
     Total shareholders' equity                    70,578        20,075
     Total liabilities and shareholders' equity  $105,348       $41,558

     (1) The balance sheet at December 31, 2003 has been derived from the Company's audited financial statements, which are included in the Company's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SOURCE  Cepheid
    -0-                             08/04/2004
    /CONTACT: John L. Bishop, CEO, john.bishop@cepheid.com, or John R. Sluis, CFO, john.sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or Media, Cynthia Martin, +1-312-640-6741, cmartin@financialrelationsboard.com, or Investor/Analyst Information, Tricia Ross, +1-310-407-6540, tross@financialrelationsboard.com, both of Financial Relations Board, for Cepheid/
    /Web site:  http://www.cepheid.com /
    (CPHD)

CO:  Cepheid; bioMerieux
ST:  California
IN:  CPR HEA
SU:  ERN CCA ERP PER